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                                                                   EXHIBIT 10.46

                                    AGREEMENT


         This AGREEMENT dated as of May 15, 1996, is made by and between HomeSide Lending, Inc., a Florida corporation ("HomeSide") and ________ Executive (the "Executive").

         WHEREAS, HomeSide considers it essential to the best interests of HomeSide and its current stockholders (hereinafter known as "Shareholders", which term shall include Affiliates of the current stockholders and, after giving effect to the acquisition by HomeSide, Inc. of Barnett Mortgage Company, Barnett Banks, Inc. and its Affiliates) to foster the continuous employment of key management personnel; and

         WHEREAS, HomeSide recognizes that, as is the case with many corporations, the possibility of undertaking a Transaction (as defined in the last Section hereof) with respect to HomeSide exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of HomeSide and the Shareholders; and

         WHEREAS, HomeSide has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of HomeSide's management, including the Executive, to their assigned duties with HomeSide, without distraction in the face of circumstances arising from the possibility of a Transaction;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, HomeSide and the Executive hereby agree as follows:

         1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through March 31, 1997, provided that commencing on April 1, 1997, and each April 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than December 31 of the previous year, either HomeSide or the Executive shall have given notice to the other not to extend this Agreement. If a Transaction shall have occurred during the term of this Agreement, however, this Agreement shall continue in effect for a period of one (1) year beyond the date on which the closing for such Transaction occurred.

         3. HOMESIDE'S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of HomeSide and in consideration of the Executive's covenants set forth in Section 3, 4 and 7 hereof, HomeSide agrees, under the conditions described herein, to pay the Executive the Severance Payments described in Section 6 hereof and the other payments


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and benefits described in Section 5 hereof in the event (i) that during the term of this Agreement following a Transaction either (x) the employment of the Executive is terminated by HomeSide for reasons other than Cause, death or disability, or (y) the Executive terminates his employment by HomeSide for Good Reason, AND (ii) the Executive has fulfilled his covenants set forth in Section
4. No amount or benefit shall be payable under this Agreement unless there shall have been a termination of the Executive's employment by HomeSide for reasons other than Cause or the death or disability of the Executive or by the Executive for Good Reason within one year following a Transaction. This Agreement shall not be construed as creating an express or implied contract of employment, and except as otherwise agreed in writing between the Executive and HomeSide, the Executive shall not have any right to be retained in the employ of HomeSide. No benefits shall be payable hereunder in the event of termination of Executive's employment for such reason prior to a Potential Transaction.

         4. EXECUTIVE'S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Transaction during the term of this Agreement, the Executive will (i) in good faith use all reasonable efforts to consummate a Transaction which has been approved by the Board of Directors of HomeSide, and (ii) offer to remain in the employ of HomeSide until the earliest of (x) a date which is one (1) year from the date of consummation of the Transaction, (y) the date of termination by the Executive of the Executive's employment by reason of death or retirement upon reaching normal retirement age, or (z) the termination by HomeSide of the Executive's employment for any reason. Notwithstanding the foregoing, the Executive shall in all events be entitled to terminate his employment for Good Reason.

         5. COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

            5.1 PAYMENT OF SALARY UPON TERMINATION. If the Executive's employment shall be terminated for any reason following a Transaction and during the term of this Agreement, HomeSide shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

            5.2 PAYMENT OF BENEFITS UPON TERMINATION. If the Executive's employment shall be terminated for any reason following a Transaction and during the term of this Agreement, HomeSide shall pay or make available to the Executive any rights, compensation, and benefits which are vested in the Executive or which the Executive has or is otherwise entitled to receive under any plan or program of HomeSide to the Executive as such rights, compensation, or benefits become due. Such rights, compensation, and benefits shall be determined under, and paid or made available in accordance with, HomeSide's applicable insurance and other compensation or benefit plans, programs, and arrangements.

         6. SEVERANCE PAYMENTS.


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            6.1     DETERMINATION OF SEVERANCE PAYMENTS. Subject to Section
6.2 hereof, in addition to the payments and benefits under Section 5, HomeSide shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment, during the term of this Agreement, following a Transaction in the event (i) the employment of the Executive is terminated by HomeSide for reasons other than Cause, death or disability or the Executive terminates his employment by HomeSide for Good Reason, AND (ii) the Executive has fulfilled his covenants set forth in Section 4. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefits otherwise payable to the Executive under any then existing broad-based employee severance plan, HomeSide shall pay to the Executive a lump-sum severance payment, in cash, equal to (i) ________Years times the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Transaction PLUS (ii) ________Years times the higher of annual bonus paid or payable to the Executive in respect of the year immediately preceding the occurrence of the event or circumstance upon which the Notice of Termination is based or in respect of the year immediately preceding the Transaction, PLUS (iii) the annual bonus the Executive would have been entitled to for the year during which the Date of Termination takes place multiplied by a fraction, the numerator of which is the number of days in such year prior to such Date of Termination and the denominator of which is 365. In addition, the Executive shall continue to be covered under the medical benefit plans maintained by HomeSide on the Date of Termination, or under plans no less favorable than such plans if HomeSide no longer maintains such plans, at no additional charge to the Executive, for a period of _______Years year following the Date of Termination.

            6.2 REDUCTION OF PAYMENTS IF SUBJECT TO EXCISE TAX. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Transaction or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with HomeSide, any Person whose actions result in a Transaction, or any Person affiliated with HomeSide or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part) to the excise tax, then the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the excise tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement, or agreement). For purposes of determining whether and the extent to which the Total Payments will be subject to the excise tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by HomeSide's independent auditors and reasonably acceptable to the Executive, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and, in


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calculating the excise tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by HomeSide in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

            6.3     TIMING OF PAYMENTS. The payments provided for in clauses
(i) and (ii) of the second sentence of Section 6.1 hereof shall be made not later than the tenth business day following the Date of Termination; however, if the amounts of such payments, and the limitation on such payments set forth in
Section 6.2 hereof, cannot be finally determined on or before such day, HomeSide shall pay to the Executive on such day an estimate, as determined by HomeSide, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by HomeSide to the Executive, payable on the fifth (5th) business day after demand by HomeSide (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The payment provided for in clause (iii) of the second sentence of Section 6.1 hereof shall be made not later than the day the Executive would have been paid a bonus for the year during which the Date of Termination occurred if the Executive had continued to be employed by HomeSide through such date in the position the Executive held prior to the Transaction.

         7. TERMINATION PROCEDURES AND AGREEMENT NOT TO SOLICIT.

            7.1 NOTICE OF TERMINATION. After a Transaction and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance will
Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            7.2 DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment after a Transaction and during the term of this Agreement, shall mean the date specified in the Notice of Termination (which, in the case of a termination by HomeSide, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days or more than sixty (60) days, respectively, from the date such Notice of Termination is given).


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            7.3      AGREEMENT NOT TO SOLICIT; CONFIDENTIAL INFORMATION. After
the Date of Termination for whatever reason, the Executive shall not solicit for employment, whether on behalf of the Executive or any other person, any persons employed by HomeSide for a period of one year after such Date of Termination. The Executive shall return all confidential information to HomeSide on the Date of Termination and will at no time after termination, except as required by law, disclose any such confidential information to any person for any purpose without the prior written consent of HomeSide.

         8. NO MITIGATION. If the Executive's employment by HomeSide is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by HomeSide pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in Section 6 hereof shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to HomeSide, or otherwise.

         9. SUCCESSORS; BINDING AGREEMENT.

            9.1 SUCCESSORS OF HOMESIDE. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of the successors and assigns of HomeSide.

            9.2 SUCCESSORS OF THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive's estate.

         10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

             To HomeSide:                           To the Executive:
             ------------                           -----------------

             HomeSide Lending, Inc.                 [Executive]
             7301 Baymeadows Way                    [Address]
             Jacksonville, FL 32556                 [CityStateZip]
             Attn:  Chairman


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         11. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and by HomeSide. Except as expressly provided herein, no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida, and this Agreement shall be an instrument under seal. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of HomeSide and the Executive under Sections 6, 7, 8, and 14 hereof shall survive the expiration of the term of this Agreement. This Agreement does hereby replace and supersede any prior agreement to which the Executive is a party which otherwise would require HomeSide or any of its current or former Affiliates (including The First National Bank of Boston or its Affiliates) to make any severance payment to the Executive, including the Agreement dated June 30, 1995 by and between the Executive and BancBoston Mortgage Corporation. The Executive hereby acknowledges that upon execution of this Agreement he or she shall not have any continuing rights under any such prior agreement.

         12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         14. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be in writing. Any denial by the HomeSide of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Jacksonville, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.


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         15. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

               (A) "Affiliate" with respect to any Person shall mean one who controls, is controlled by, or is under common control with, such Person.


               (B) "Cause" for termination by HomeSide of the Executive's employment, after any Transaction, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with HomeSide (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by HomeSide, which demand identifies with reasonable specificity the manner in which HomeSide believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in misconduct which is materially and adversely injurious to HomeSide or its parent company or any subsidiaries or affiliates thereof, monetarily or otherwise, or (iii) the conviction of the Executive of, or the plea by the Executive of guilty or NOLO CONTENDERE to, a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of HomeSide.

               (C) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (D)  "Date of Termination" shall have the meaning stated in
                    Section 7.2 hereof.

               (E) "HomeSide" shall mean HomeSide Lending, Inc. and any successor to its business and/or assets. Payments or benefits from HomeSide shall include those from any of its stockholders.

               (F) "Good Reason" shall mean termination by the Executive of his employment following a Transaction for any one or more of the following reasons: (i) the responsibility and authority of the Executive shall be materially diminished following the Transaction; (ii) the compensation of the Executive (taking into account only base salary and bonus) shall be materially diminished following the Transaction; or (iii)


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                    following a Transaction HomeSide shall require the Executive to relocate to a location more than fifty (50) miles distant.

               (G)  "Notice of Termination" shall have the meaning stated in
                    Section 7.1 hereof.

               (H) "Person" shall mean a natural person or company; however, a Person shall not include any shareholder or any company owned, directly or indirectly, by any shareholder.

               (I) "Potential Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                    (i) HomeSide enters into an agreement, the consummation of which would result in the occurrence of a Transaction; or

                    (ii) HomeSide or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a specific Transaction.

               (J)  "Severance Payments" shall mean those payments described in
                    Section 6.1 hereof.

               (K)  "Total Payments" shall mean those payments described in
                    Section 6.2 hereof.

               (L) A "Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                    (i) There is a joint sale by the Shareholders of (i) in excess of ninety percent (90%) of the outstanding voting capital stock of HomeSide to any Person who is not a Shareholder or an Affiliate of a Shareholder; provided, however, that such a sale to The First National Bank of Boston or Barnett Banks, Inc. or their respective Affiliates shall be a Transaction for purposes of this Agreement; or (ii) all or substantially all of HomeSide's assets and liabilities to any Person; or

                    (ii) There is a merger or consolidation of HomeSide with any
                         Person, and following such merger or consolidation, the Shareholders and their respective Affiliates shall not, as a group, own directly or


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                        indirectly a majority of the outstanding voting stock
                        of the Company.

         Executed as of the date first above written.



                                      HOMESIDE LENDING, INC.

                                      By:______________________________
                                         Joe K. Pickett
                                         Chairman and Chief Executive Officer


                                      EXECUTIVE:


                                      By:______________________________
                                         [Executive]